Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Corcept Therapeutics Incorporated (a development stage company) for the registration of 4,286,395 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2010 with respect to the financial statements of Corcept Therapeutics Incorporated (a development stage company) included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Palo Alto, California

May 28, 2010